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EXHIBIT 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                       FOR MORE INFORMATION
FRIDAY, SEPTEMBER 12, 2003                               CONTACT: JOHN M. MENDEZ
                                                               AT (276) 326-9000


                     FIRST COMMUNITY BANCSHARES, INC. LISTED

                   AS A TOP 100 PUBLICLY TRADED MID-TIER BANK

     BLUEFIELD, VA - First Community Bancshares, Inc., the parent company of First Community Bank, N. A., was recently ranked in the U. S. Banker as a Top 100 Publicly Traded Mid-Tier Bank. The ranking was determined by the Company's three-year average return on equity (ROE).

     The U. S. Banker's annual performance ranking is determined by a review of the three-year average return on equity, ranking performance of the top 100 banks and thrifts with assets greater than $1 billion, while excluding the country's 50 largest financial firms. In addition, firms listed are traded on the New York Stock Exchange, the Nasdaq or the American Stock Exchange.

     First Community Bancshares, Inc. was ranked 69th on the list with a three-year ROE of 15.89%. In comparison, ROE for 2002 was 17.16%, 2001 was 14.80% and 2000 was 15.70%. This significant increase in ROE helped the Company finish the most successful year in its history. Earnings for 2002 not only set new records, but increased by more than 29% over the preceding year. Net income for 2002 was $24.7 million, an increase of $5.6 million over the $19.1 million record posted in 2001.

     John M. Mendez, President and CEO of First Community Bancshares, Inc., said, "I must say that I am extremely pleased with our recent ranking as one of the nation's Top 100 mid-tier banks. I am very proud of the Company's financial performance in 2002. These results were




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accomplished through the dedicated service of more than 700 employees company wide. The quality of our people, coupled with our philosophy of local decision making, is the combination that has resulted in yet another record breaking year."

     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, now has assets of approximately $1.7 billion and is the parent company of First Community Bank, N. A., also headquartered in Bluefield. First Community Bank operates through 47 full-service offices and two trust and investment management offices in the three-state region of Virginia, West Virginia and North Carolina. First Community Bank is also the parent company of Stone Capital Management, Inc., a SEC registered investment advisory firm and United First Mortgage, Inc., which operates ten retail mortgage offices throughout Virginia. First Community Bancshares, Inc.'s common stock is traded on the Nasdaq national market under the symbol, "FCBC".

                                     *****

                                   DISCLAIMER
                                   ----------

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.